Exhibit 4.14

THE SYMBOL “[REDACTED]” DENOTES PLACES WHERE CERTAIN INFORMATION HAS BEEN EXCLUDED FROM THE EXHIBIT BECAUSE IT IS BOTH (1) NOT MATERIAL, AND (2) THE TYPE THAT THE REGISTRANT TREATS AS PRIVATE OR CONFIDENTIAL.

SHARE PURCHASE AGREEMENT

dated as of

August 2, 2023

between

MISSFRESH LIMITED

and

VIGOROUS GLOBAL CAPITAL INC.

Summary of Key Terms

Purchaser: Vigorous Global Capital Inc.

Shares to be purchased: 2,400,000,000 Class B ordinary shares of Missfresh Limited, par value US$0.0001 each, to be newly issued

Purchase price: US$0.005 per Class B ordinary share, or US$12,000,000 in aggregate

Date of closing and settlement:  no later than forty-five (45) Business Days after the signing date of this Agreement

Date of share issuance: within five Business Days after the Closing Date

Lock-up period: until twelve (12) months after the date of share issuance

Long stop date of closing: December 31, 2023

TABLE OF CONTENTS

		PAGE
Article 1

DEFINITIONS

Section 1.01	Definitions	1
Section 1.02	Other Definitional and Interpretative Provisions	3

Article 2

PURCHASE AND SALE

Section 2.01	Purchase and Sale	4
Section 2.02	Closing	4
Section 2.03	Issuance of Shares	5
Section 2.04	Purchaser and Designated Purchasers	5

Article 3

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Section 3.01	Organization and Qualification	5
Section 3.02	Subsidiaries	5
Section 3.03	Capitalization.	5
Section 3.04	Authorization; Enforcement; Validity	6
Section 3.05	No Conflicts	6
Section 3.06	Consents	6
Section 3.07	Valid Issuance	6
Section 3.08	No Registration	6

Article 4

REPRESENTATIONS AND WARRANTIES OF THE PURCHASER

Section 4.01	Organization	7
Section 4.02	Authorization; Enforcement; Validity	7
Section 4.03	No Conflicts	7
Section 4.04	Consents	7
Section 4.05	Status and Investment Intent of the Purchaser or each Designated Purchaser	7
Section 4.06	Restricted Securities	8
Section 4.07	Legends	8

Article 5

COVENANTS

Section 5.01	Interim Conduct; Further Assurances	8
Section 5.02	Lock-up	9

i

Section 5.03	Voting Proxy	9

Article 6

CONDITIONS TO CLOSING

Section 6.01	Conditions to Obligations of All Parties	9
Section 6.02	Conditions to Obligation of the Purchaser	9
Section 6.03	Conditions to Obligation of the Company	10

Article 7

SURVIVAL; INDEMNIFICATION

Section 7.01	Indemnification	10
Section 7.02	Third Party Claim Procedures.	11
Section 7.03	Direct Claim Procedures	12

Article 8

TERMINATION

Section 8.01	Grounds for Termination	12
Section 8.02	Effect of Termination	13

Article 9

MISCELLANEOUS

Section 9.01	Notices	13
Section 9.02	Amendments and Waivers	13
Section 9.03	Expenses	14
Section 9.04	Successors and Assigns	14
Section 9.05	Governing Law	14
Section 9.06	Arbitration	14
Section 9.07	Counterparts; Effectiveness; Third Party Beneficiaries	14
Section 9.08	Entire Agreement	14
Section 9.09	Severability	15

ii

SHARE PURCHASE AGREEMENT

This SHARE PURCHASE AGREEMENT dated as of August 2, 2023 (this “Agreement”) is made and entered into by and between (i) Missfresh Limited, a company incorporated under the laws of the Cayman Islands (the “Company”), and (ii) Vigorous Global Capital Inc., a company incorporated under the laws of the Cayman Islands (the “Purchaser”).

W I T N E S S E T H:

WHEREAS, the Company desires to issue, sell and deliver to the Purchaser, and the Purchaser desires to purchase and acquire from the Company (the “Investment”), upon the terms and conditions set forth in this Agreement, certain Class B Shares (as defined below) of the Company.

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements herein contained and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the parties hereto hereby agree as follows:

ARTICLE 1

DEFINITIONS

Section 1.01Definitions. (a) The following terms, as used herein, have the following meanings:

“Affiliate” means, with respect to any Person, any other Person directly or indirectly controlling, controlled by, or under common control with such Person; provided that none of the Company, any of its Subsidiaries shall be considered an Affiliate of the Purchaser. For purposes of this definition, “control” when used with respect to any Person means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise, and the terms “controlling” and “controlled” have correlative meanings.

“Applicable Law” means, with respect to any Person, any international, domestic or foreign federal, state or local law (statutory, common or otherwise), constitution, treaty, convention, ordinance, code, rule, regulation, order, injunction, judgment, decree, ruling or other similar requirement enacted, adopted, promulgated or applied by a Governmental Authority that is binding upon or applicable to such Person, as amended unless expressly specified otherwise.

“Board” means the board of directors of the Company.

“Business Day” means a day, other than Saturday, Sunday or other day on which commercial banks in New York, the Cayman Islands, Hong Kong or the People’s Republic of China are authorized or required by Applicable Law to close.

“Class A Shares” means Class A ordinary shares, par value US$0.0001 per share, in the share capital of the Company.

“Class B Shares” means the Class B ordinary shares, par value US$0.0001 per share, in the share capital of the Company.

“Closing Date” means the date of the Closing.

“Contract” means any agreement, contract, lease, indenture, instrument, note, debenture, bond, mortgage or deed of trust or other agreement, commitment, arrangement or understanding, whether written or oral.

“Encumbrance” means any security interest, pledge, mortgage, lien, charge, claim, hypothecation, title defect, right of first option or refusal, right of preemption, or other encumbrance of any kind.

“Governmental Authority” means any transnational, domestic or foreign federal, state or local governmental, regulatory or administrative authority, department, court, agency or official, including any political subdivision thereof.

“Hong Kong” means the Hong Kong Special Administrative Region of the People’s Republic of China.

“Issued Shares” means 2,400,000,000 Class B Shares to be newly issued by the Company to the Purchaser (or any other Persons designated by the Purchaser) on the Issuance Date.

“Material Adverse Effect” means any event, circumstance, development, change or effect that, individually or in the aggregate, has or would reasonably be expected to have a material adverse effect on (i) the financial condition or results of operations of the Company and its Subsidiaries, taken as a whole, excluding any such effect resulting from (A) the announcement of the transactions contemplated by this Agreement, (B) changes affecting any of the industries in which the Company or its Subsidiaries operate generally or the economy generally or (C) changes affecting general worldwide economic or capital market conditions, or (ii) the authority or ability of the Company to perform its obligations under this Agreement and to consummate the transactions contemplated hereby.

“Memorandum and Articles” means the Memorandum and Articles of Association of the Company in effect from time to time.

“Ordinary Shares” means collectively the Class A Shares and the Class B Shares.

“Person” means an individual, corporation, partnership, limited liability company, association, trust or other entity or organization, including a Governmental Authority.

“SEC” means the U.S. Securities and Exchange Commission.

“Securities” means any Ordinary Shares or any equity interest of, or shares of any class in the share capital (ordinary, preferred or otherwise) of, the Company and any convertible securities, options, warrants and any other type of equity or equity-linked securities convertible, exercisable or exchangeable for any such equity interest or shares of any class in the share capital of the Company.

“Securities Act” means the U.S. Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Subsidiary” of any Person means any corporation, partnership, limited liability company, joint stock company, joint venture or other organization or entity, whether incorporated or unincorporated, which is controlled by such Person.

“Transfer” means directly or indirectly, offer, sell, contract to sell, pledge, transfer, assign, give, hypothecate, encumber, grant a security interest in, convey in trust, gift, devise or descent, or otherwise dispose of, or suffer to exist (whether by operation of law of otherwise) any Encumbrance on, any Securities or any right, title or interest therein or thereto, or enter into a transaction which would have the same effect, or enter into any swap, hedge or other arrangement that transfers, in whole or in part, any of the economic consequences of ownership of any Securities, whether any such aforementioned transaction is to be settled by delivery of the Ordinary Shares, the American depositary shares or such other securities, in cash or otherwise, or publicly disclose the intention to make any such disposition or to enter into any such transaction, swap, hedge or other arrangement, including transfers pursuant to divorce or legal separation, transfers to receivers, levying creditors, trustees or receivers in bankruptcy proceedings or general assignees for the benefit of creditors, whether voluntary or by operation of law, directly or indirectly, of any Company Securities.

“U.S.” or “United States” means the United States of America.

(b)Each of the following terms is defined in the Section set forth opposite such term:

Term	Section
Agreement	Preamble
Closing	Section 2.02
Company	Preamble
e-mail	Section 9.01
HKIAC	Section 9.06
Indemnified Parties	Section 7.01(a)
Indemnifying Party	Section 7.01(a)
Investment	Recitals
Lock-Up Period	Section 5.02
Losses	Section 7.01(a)
Purchaser	Preamble
Rules	Section 9.06
Subscription Price	Section 2.01
Third Party Claim	Section 7.02(a)

Section 1.02Other Definitional and Interpretative Provisions. The words “hereof,” “herein” and “hereunder” and words of like import used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The captions herein are included for convenience of reference only and shall be ignored in the construction or interpretation hereof. References to Articles, Sections, Exhibits and Schedules are to Articles, Sections, Exhibits and Schedules of this Agreement unless otherwise specified. All Exhibits and Schedules annexed hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth in full herein. Any capitalized terms used in any Exhibit or Schedule but not otherwise defined therein, shall have the meaning as defined in this Agreement. Any singular term in this Agreement shall be deemed to include the plural, and any plural term the singular. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation,”

whether or not they are in fact followed by those words or words of like import. “Writing,” “written” and comparable terms refer to printing, typing and other means of reproducing words (including electronic media) in a visible form. References to any statute shall be deemed to refer to such statute as amended from time to time and to any rules or regulations promulgated thereunder. References to any agreement or contract are to that agreement or contract as amended, modified or supplemented from time to time in accordance with the terms hereof and thereof; provided that with respect to any agreement or contract listed on any schedules hereto, all such amendments, modifications or supplements must also be listed in the appropriate schedule. References to any Person include the successors and permitted assigns of that Person. References from or through any date mean, unless otherwise specified, from and including or through and including, respectively. References to “law,” “laws” or to a particular statute or law shall be deemed also to include any and all Applicable Law.

ARTICLE 2

PURCHASE AND SALE

Section 2.01Purchase and Sale.  Upon the terms and subject to the conditions of this Agreement, the Company agrees to issue and sell to the Purchaser, or any other Persons designated by the Purchaser (“Designated Purchasers”), and the Purchaser agrees to, or cause the Designated Purchasers to, subscribe for and purchase from the Company, the Issued Shares. The aggregate subscription price for the Issued Shares is US$12,000,000 (“Subscription Price”), or US$0.005 per share. The Subscription Price shall be paid as provided in Section 2.02. The Issued Shares shall be issued and allotted to the Purchaser or the Designated Purchasers (as the case may be), credited as fully paid against payment of the par value, as provided in Section 2.03. The Purchaser or the Designated Purchasers (as the case may be) shall remain entitled to all of its rights, except for its voting rights, in respect of each Issued Share, and the voting power of each of the Issued Shares shall be irrevocably and fully delegated by the Purchaser or the Designated Purchasers (as the case may be) to Mr. XU Zheng, the chairman of the board of directors and chief executive officer of the Company, upon the issuance of the Issued Shares.

Section 2.02Closing.  The closing (the “Closing”) of the sale of the Issued Shares hereunder shall take place remotely via the electronic exchange of documents and signatures and the wire transfer of the Subscription Price, as soon as possible, but in no event later than forty-five (45) Business Days after the signing date of this Agreement, after satisfaction or, to the extent permissible, waiver by the party or parties entitled to the benefit of the conditions set forth in Article 6 (other than conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or, to the extent permissible, waiver of those conditions at the Closing), or at such other time or place as the parties hereto may mutually agree. At the Closing, the Purchaser and the Designated Purchasers shall deliver to the Company the Subscription Price by wire transfer in U.S. dollars of immediately available funds to the bank account of the Company as stated below:

Beneficiary Account Name: MissFresh Limited;

Beneficiary Account Number: [REDACTED];

Name of Beneficiary Bank: [REDACTED];

Address of Beneficiary Bank: [REDACTED];

SWIFT Code (International Wires Only): [REDACTED];

ABA Routing Number (Domestic Wires or ACH): [REDACTED].

Section 2.03Issuance of Shares. As soon as possible, but in no event later than five (5) Business Days after the Closing Date, the Issued Shares shall be issued and allotted to the Purchaser or the Designated Purchasers (as the case may be), credited as fully paid against payment of the par value. The Company shall send to the Purchaser: (i) a scanned copy of the relevant page of the register of members of the Company reflecting the Purchaser or the Designated Purchasers (as the case may be) as the owner of Issued Shares as of the date of issuance of Issued Shares (the “Issuance Date”), and (ii) a scanned copy of share certificate representing the Issued Shares duly executed on behalf of the Company and registered in the name of the Purchaser or the Designated Purchasers (as the case may be).

Section 2.04Purchaser and Designated Purchasers.  The Purchaser hereby undertakes that it is the Purchaser’s obligation to ensure all Designated Purchasers to comply with and be subject to all obligations and restrictions attached to the Issued Shares, including but not limited to Section 5.02 and Section 5.03 of this Agreement.

ARTICLE 3

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

The Company hereby represents and warrants to the Purchaser as of the date hereof and as of the Closing Date as that:

Section 3.01Organization and Qualification.  The Company is an exempted company duly incorporated, validly existing and in good standing under the laws of the Cayman Islands, and has the requisite corporate power and authorization to own, lease and operate its properties and to carry on its business as now being conducted. The memorandum and articles of association of the Company as filed with the SEC, is the current Memorandum and Articles and is in full force and effect. The Company is not in violation of any of the provisions of its Memorandum and Articles except as would not have a Material Adverse Effect.

Section 3.02Subsidiaries.  Each Subsidiary of the Company has been duly organized, is validly existing and in good standing (with respect to jurisdictions that recognize the concept of good standing) under the laws of its jurisdiction of organization, and has the requisite corporate power and authorization to own, lease and operate its properties and to carry on its business as now being conducted. The constitutional documents of each of the Company’s Subsidiaries are in full force and effect except as would not have a Material Adverse Effect. None of the Company’s Subsidiaries is in violation of any of the provisions of its constitutional documents except as would not have a Material Adverse Effect.

Section 3.03Capitalization.

(a)As of the date of this Agreement, the authorized share capital of the Company consists of (i) 200,000,000 Class A Shares, (ii) 4,700,000,000 Class B Shares, and (iii) 100,000,000 shares of a par value of US$0.0001 each of such class or classes (however designated) as the Board may determine in accordance with our Memorandum and Articles. As of the date of this Agreement, (i) 86,383,174 Class A Shares are issued and outstanding, (ii) (A) 33,304,410 Class B Shares are issued pursuant to share-based compensation awards granted under the 2017 Equity Incentive Plan of the Company and the 2021 Equity Incentive Plan of the Company and (B) 613,185,365 Class B Shares are issued and outstanding. All outstanding Ordinary Shares are, and all such shares that may be issued prior to the date hereof will be, when issued, duly authorized, validly issued, fully paid and non-assessable.

(b)All of the issued equity securities of each Subsidiary of the Company are validly issued, fully paid and non-assessable, and were issued in compliance with the applicable registration and qualification requirements of Applicable Laws.

Section 3.04Authorization; Enforcement; Validity.  The Company has the requisite corporate power and authority to execute and deliver this Agreement and perform its obligations under this Agreement and to issue the Issued Shares in accordance with the terms hereof. This Agreement has been duly executed and delivered by the Company, and, assuming the due authorization, execution and delivery by the Purchaser (and each other party thereto), constitutes a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and to general equity principles.

Section 3.05No Conflicts.  The execution, delivery and performance by the Company of this Agreement and the consummation by the Company of the transactions contemplated hereby (including the issuance of the Issued Shares) will not (i) result in a violation of the Memorandum and Articles, (ii) conflict with, or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, any Contract to which the Company or any of its Subsidiaries is a party, or (iii) result in a violation of any Applicable Law to the Company or by which any property or asset of the Company or any of its Subsidiaries is bound or affected, except in the case of clauses (ii) and (iii) above, for such conflicts, defaults, rights or violations which would not have a Material Adverse Effect.

Section 3.06Consents.  The execution, delivery and performance of this Agreement by the Company require no (i) consent, approval, authorization, action or order of, any exemption by, any notice to, or any filing or registration with, any Governmental Authority or (ii) any consent, approval or authorization from or any waiver by any third party pursuant to any Contract to which the Company or any of its Subsidiaries except as would not have a Material Adverse Effect.

Section 3.07Valid Issuance.  The Issued Shares are duly authorized, and, when issued and paid for in accordance with the terms hereof and entered in the register of members of the Company, shall be validly issued and non-assessable and free from all preemptive or similar rights and Encumbrances, and the Purchaser or the Designated Purchasers (as the case may be) shall be entitled to all rights accorded to a holder of the Class B Shares with respect to the Issued Shares (as applicable).

Section 3.08No Registration.  Assuming the accuracy of the representations and warranties set forth in Section 4.05 of this Agreement, it is not necessary in connection with the issuance and sale of the Issued Shares to register the Issued Shares under the Securities Act or to qualify or register the Issued Shares under applicable U.S. state securities laws. None of the Company, its Subsidiaries or their respective Affiliates or any Person acting on its or their behalf have engaged in any “directed selling efforts” within the meaning of Rule 903 of Regulation S under the Securities Act or any form of general solicitation or general advertising within the meaning of Rule 502(c) under the Securities Act with respect to the Issued Shares.

ARTICLE 4

REPRESENTATIONS AND WARRANTIES OF THE PURCHASER

The Purchaser  represents and warrants to the Company as of the date hereof and as of the Closing Date that:

Section 4.01 Organization.  The Purchaser or each Designated Purchaser is duly established, validly existing and in good standing under the laws of its jurisdiction of formation and has the requisite power and authorization to own, lease and operate its properties and to carry on its business as now being conducted.

Section 4.02Authorization; Enforcement; Validity.  The Purchaser or each Designated Purchaser has the requisite power and authority to execute and deliver this Agreement and perform its obligations under this Agreement in accordance with the terms hereof. The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized by all requisite action by the Purchaser or each Designated Purchaser and no other filing, consent or authorization on the part of the Purchaser or each Designated Purchaser is necessary to authorize or approve this Agreement or to consummate the transactions contemplated hereby. This Agreement has been duly executed and delivered by the Purchaser or each Designated Purchaser, and, assuming the due authorization, execution and delivery by the Company, constitutes a legal, valid and binding obligation of the Purchaser or each Designated Purchaser, enforceable against the Purchaser or each Designated Purchaser.

Section 4.03No Conflicts.  The execution, delivery and performance by the Purchaser or each Designated Purchaser of this Agreement and the consummation by the Purchaser or each Designated Purchaser of the transactions contemplated hereby will not (i) result in a violation of the organizational or constitutional documents of the Purchaser or each Designated Purchaser, (ii) conflict with, or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, any Contract to which the Purchaser or each Designated Purchaser is a party, or (iii) result in a violation of any Applicable Law to the Purchaser or each Designated Purchaser or by which any property or asset of the Purchaser or each Designated Purchaser is bound or affected.

Section 4.04Consents.  The execution, delivery and performance of this Agreement by the Purchaser or each Designated Purchaser require no (i) consent, approval, authorization, action or order of, any exemption by, any notice to, or any filing or registration with, any Governmental Authority or (ii) any consent, approval or authorization from or any waiver by any third party pursuant to any Contract to which it is a party.

Section 4.05Status and Investment Intent of the Purchaser or each Designated Purchaser.

(a)The Purchaser or each Designated Purchaser is (i) not a “U.S. person” within the meaning of Regulation S under the Securities Act and is acquiring the Issued Shares in an offshore transaction under Rule 903 of Regulation S under the Securities Act, or (ii) an “accredited investor” within the meaning of SEC Rule 501 of Regulation D, as presently in effect, under the Act.

(b)The Purchaser or each Designated Purchaser (i) has sufficient knowledge and experience in financial and business matters to be capable of evaluating the merits and risks involved in purchasing the Issued Shares and (ii) is capable of bearing the economic risk of the Investment.

(c)The Purchaser or each Designated Purchaser is acquiring the Issued Shares for its own account and not with a view towards, or for resale in connection with, the public sale or distribution thereof, except pursuant to sales registered or exempted under the Securities Act. By executing this Agreement, the Purchaser or each Designated Purchaser further represents that, as of the date of this Agreement, it does not have any contract with any person to sell, transfer, or grant participation to any person, with respect to any of the Issued Shares.

(d)The Purchaser or each Designated Purchaser acknowledges and affirms that, with the assistance of its advisors (if applicable), it has conducted and completed its own investigation, analysis and evaluation related to the investment in the Issued Shares.

Section 4.06Restricted Securities.  The Purchaser or each Designated Purchaser understands that the Issued Shares it is purchasing are characterized as “restricted securities” under U.S. federal securities laws inasmuch as they are being acquired from the Company in a transaction not involving a public offering and that under such laws and applicable regulations such securities may be resold without registration under the Act only in certain limited circumstances.

Section 4.07Legends.  It is understood that the certificates evidencing the Purchased Shares shall bear the following legend:

“THESE SECURITIES HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED. THEY MAY NOT BE SOLD, OFFERED FOR SALE, PLEDGED, OR HYPOTHECATED IN THE ABSENCE OF A REGISTRATION STATEMENT IN EFFECT WITH RESPECT TO THE SECURITIES UNDER SUCH ACT OR A VALID EXEMPTION THEREFROM.”

ARTICLE 5

COVENANTS

Section 5.01Interim Conduct; Further Assurances.

(a)From the date hereof until the Closing Date, the Company shall, and shall cause each of its Subsidiaries to, (i) conduct its business and affairs in the ordinary course of business consistent with past practice, (ii) not take any action, or omit to take any action, that would reasonably be expected to make (x) any of its representations and warranties in this Agreement untrue, or (y) any of the conditions for the benefit of the Purchaser or the Designated Purchasers (as the case may be) set forth in Article 6 not to be satisfied, in each case, at, or as of any time before, the Closing Date.

(b)Each party hereto shall use its respective best efforts to promptly fulfill or obtain the fulfillment of the conditions precedent to the consummation of the transactions contemplated by this Agreement, including the execution and delivery of any documents, certificates, instruments or other papers that are required for the consummation of such transactions, and will cooperate and consult with the other and use its best efforts to prepare and file all necessary documentation, to effect all necessary applications, notices, petitions, filings and other documents, and to obtain all necessary Permits of, or any exemption by, all Governmental Authorities, necessary or advisable to consummate the transactions contemplated by this Agreement. After the Closing Date, each party shall execute and deliver such further certificates, agreements and other documents and take such other actions as the other party may reasonably request to consummate or implement any applicable transactions contemplated hereby or to evidence any relevant events or matters.

Section 5.02Lock-up. The Purchaser and the Designated Purchasers (as the case may be) shall not, during the Lock-up Period (as defined below), Transfer any Securities or any interest therein without the prior written consent of the Company (which the Company may grant or withhold in the Company’s sole discretion).  As used herein, the “Lock-up Period” with respect to any Securities held by the Purchaser or the Designated Purchasers (as the case may be) will commence on the Issuance Date and continue until and include the date that is twelve (12) months after the Issuance Date.

Section 5.03Voting Proxy. After the Closing, the Purchaser and the Designated Purchasers (as the case may be) will remain entitled to all of its rights, except for its voting rights, in respect of each Issued Share, and the voting power of each of the Issued Shares will be, unconditionally, irrevocably and fully delegated by the Purchaser or the Designated Purchasers (as the case may be) to Mr. XU Zheng, the chairman of the board of directors and chief executive officer of the Company.

ARTICLE 6

CONDITIONS TO CLOSING

Section 6.01Conditions to Obligations of All Parties.  The obligations of each party hereto to consummate the Closing are subject to the satisfaction of the following conditions:

(a)No provision of any Applicable Law or no Judgment entered by or with any Governmental Authority with competent jurisdiction, shall be in effect that enjoins, prohibits or materially alters the terms of the transactions contemplated by this Agreement.

(b)No Proceeding challenging this Agreement or the transactions contemplated hereby, or seeking to prohibit, alter, prevent or materially delay the Closing, shall have been instituted or be pending before any Governmental Authority.

Section 6.02Conditions to Obligation of the Purchaser.  The obligation of the Purchaser to consummate the Closing is subject to the satisfaction of the following further conditions:

(a)The representations and warranties of the Company that are qualified by materiality or Material Adverse Effect shall be true and correct in all respects on and as of the Closing Date as though made on and as of the Closing Date.

(b)The representations and warranties of the Company that are not qualified by materiality or Material Adverse Effect shall be true and correct in all material respects on and as of the Closing Date as though made on and as of the Closing Date.

(c)The Company shall have performed or complied with all obligations and conditions in this Agreement required to be performed or complied with by the Company on or prior to the Closing Date.

(d)There shall have been no Material Adverse Effect.

(e)The Company shall have adequate number of authorized but unissued shares for the issuance of the Issued Shares.

Section 6.03Conditions to Obligation of the Company.  The obligations of the Company to consummate the Closing are subject to the satisfaction of the following further conditions:

(a)The representations and warranties of the Purchaser in this Agreement shall be true and correct on and as of the Closing Date as though made on and as of the Closing Date.

(b)The Purchaser shall have performed all obligations and conditions herein required to be performed or observed by the Purchaser  on or prior to the Closing Date (including but not limited to its payment obligations under Section 2.02).

ARTICLE 7

SURVIVAL; INDEMNIFICATION

Section 7.01Indemnification.

(a)Effective at and after the Closing, each Party hereto, as applicable (the “Indemnifying Party”) shall indemnify and hold harmless the other Party and its Affiliates (the “Indemnified Parties”) against and from any and all damage, loss, liability and expense (including reasonable expenses of investigation and reasonable attorneys’ fees and expenses) (“Losses”), incurred or suffered by the Indemnified Parties arising out of any misrepresentation or breach of representation or warranty or breach of covenants or agreements by the Indemnifying Party under this Agreement; provided that (i) the Indemnifying Party’s maximum liability under this Section 7.01 shall not exceed the Subscription Price, (ii) no Indemnifying Party shall be liable for any Losses consisting of punitive damages, (iii) the amount of any Losses for which indemnification is provided under this section shall be reduced by (a) any amounts that have been recovered by any Indemnified Party from any third party, and (b) any insurance proceeds or other cash receipts or source of reimbursement that have been received by any Indemnified Party with respect to such Losses, in each case, net of any costs of recovery, and (iv) each Indemnified Party shall use commercially reasonable efforts to mitigate the Losses it incurs.

(b)Notwithstanding any other provision contained herein, the remedies contained in this Section shall be the sole and exclusive monetary remedy of the Indemnified Parties for any claim arising out of or resulting from this Agreement, except that no limitation or exceptions with respect to the obligations or liabilities on either Party provided hereunder shall apply to a Loss incurred by any Indemnified Party arising due to the fraud or fraudulent misrepresentation of the Indemnifying Party.

Section 7.02Third Party Claim Procedures.

(a)The Indemnified Party seeking indemnification under Section 7.01 agrees to give reasonably prompt notice in writing to Indemnifying Party of the assertion of any claim or the commencement of any suit, action or proceeding by any third party (“Third Party Claim”) in respect of which indemnity may be sought under Section 7.01. Such notice shall set forth in reasonable detail such Third Party Claim and the basis for indemnification (taking into account the information then available to the Indemnified Party). The failure to so notify the Indemnifying Party shall not relieve the Indemnifying Party of its obligations hereunder, except to the extent such failure shall have actually materially and adversely prejudiced the Indemnifying Party.

(b)The Indemnifying Party shall be entitled to participate in the defense of any Third Party Claim and, subject to the limitations set forth in this Section 7.02, shall be entitled to control and appoint lead counsel (that is reasonably satisfactory to the Indemnified Party) for such defense, in each case at its own expense; provided that prior to assuming control of such defense, the Indemnifying Party must (i) acknowledge in writing that it would have an indemnity obligation to the Indemnified Party for the Losses resulting from such Third Party Claim and (ii) furnish the Indemnified Party with reasonable evidence that the Indemnifying Party has adequate resources to defend the Third Party Claim and fulfill its indemnity obligations hereunder.

(c)The Indemnifying Party shall not be entitled to assume or maintain control of the defense of any Third Party Claim and shall pay the reasonable fees, costs and expenses of counsel retained by the Indemnified Party if (i) the Indemnifying Party does not deliver the acknowledgment referred to in Section 7.02(b) within thirty (30) days of receipt of notice of the Third Party Claim pursuant to Section 7.02(a), (ii) the Third Party Claim relates to or arises in connection with any criminal proceeding, action, indictment, allegation or investigation, (iii) the Indemnified Party reasonably believes an adverse determination with respect to the Third Party Claim would be materially detrimental to the reputation or future business prospects of the Indemnified Party or any of its Affiliates, (iv) the Third Party Claim seeks an injunction or equitable relief against the Indemnified Party or any of its Affiliates or (v) the Indemnifying Party has failed or is failing to prosecute or defend the Third Party Claim vigorously and prudently.

(d)If the Indemnifying Party shall assume the control of the defense of any Third Party Claim in accordance with the provisions of Section 7.02(c), the Indemnifying Party shall obtain the prior written consent of the Indemnified Party (which shall not be unreasonably withheld) before entering into any settlement of such Third Party Claim if the settlement does not expressly unconditionally release the Indemnified Party and its Affiliates from all liabilities and obligations with respect to such Third Party Claim or the settlement imposes injunctive or other equitable relief against the Indemnified Party or any of its Affiliates.

(e)In circumstances where the Indemnifying Party is controlling the defense of a Third Party Claim in accordance with Section 7.02(c), the Indemnified Party shall be entitled to participate in the defense of any Third Party Claim and to employ separate counsel of its choice for such purpose, in which case the fees, costs and expenses of such separate counsel shall be borne by the Indemnified Party; provided that Indemnifying Party shall pay the fees, costs and expenses of such separate counsel of the Indemnified Party if (i) incurred by the Indemnified Party prior to the date the Indemnifying Party assumes control of the defense of the Third Party Claim, (ii) if representation of both the Indemnifying Party and the Indemnified Party by the same counsel would create a conflict of interest or (iii) the Indemnified Party shall have reasonably concluded that there may be legal defenses available to it which are different from or additional to those available to the Indemnifying Party.

(f)Each party shall reasonably cooperate, and cause their respective Affiliates to reasonably cooperate, in the defense or prosecution of any Third Party Claim.

Section 7.03Direct Claim Procedures.  In the event an Indemnified Party has a claim for indemnity under Section 7.01 against the Indemnifying Party that does not involve a Third Party Claim, the Indemnified Party agrees to give notice in writing of such claim to the Indemnifying Party. Such notice shall set forth in reasonable detail such claim and the basis for indemnification (taking into account the information then available to the Indemnified Party). The failure to so notify the Indemnifying Party shall not relieve the Indemnifying Party of its obligations hereunder, except to the extent such failure shall have actually materially and adversely prejudiced the Indemnifying Party. If the Indemnifying Party does not notify the Indemnified Party within thirty (30) days following the receipt of a notice with respect to any such claim that the Indemnifying Party disputes its indemnity obligation to the Indemnified Party for any Losses with respect to such claim, such Losses shall be conclusively deemed a liability of the Indemnifying Party and the Indemnifying Party shall promptly pay to the Indemnified Party any and all Losses arising out of such claim. If the Indemnifying Party has timely disputed its indemnity obligation for any Losses with respect to such claim, the parties shall proceed in good faith to negotiate a resolution of such dispute and, if not resolved through such negotiations, such dispute shall be resolved by arbitration determined pursuant to Section 9.06.

ARTICLE 8

TERMINATION

Section 8.01Grounds for Termination.  This Agreement may be terminated at any time prior to the Closing:

(a)by the mutual written consent of each party hereto;

(b)by the Purchaser or the Company if the Closing shall not have occurred on or before December 31, 2023; provided that such right to terminate this Agreement shall not be available to any party whose failure to fulfill any obligation under this Agreement shall have been the cause of, or shall have resulted in, the failure of the Closing to occur on or prior to such date; or

(c)by any party in the event that any Governmental Entity shall have issued a Judgment or taken any other action restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement and such Judgment or other action shall have become final and non-appealable.

The party desiring to terminate this Agreement pursuant to Section 8.01(b) or Section 8.01(c) shall give notice of such termination to the other parties hereto specifying the provision hereof pursuant to which such termination is made. In the event of a termination after the payment of the Subscription Price has been made in accordance with Section 2.02 but before the Issuance Date (the “Termination without Share Issuance”),  the Subscription Price shall be automatically transferred back to the Purchaser or the Designated Purchasers (as the case may be) (the “Refund of Subscription Price”). To facilitate the Refund of Subscription

Price if and when necessary, the Company has executed and delivered to the Purchase an instrument of transfer in the form set forth in Schedule A concurrently with this Agreement, with the date of Termination without Share Issuance currently left blank, and hereby irrevocably authorizes the Purchaser to fill in the date of such instrument of transfer in the event of the Termination without Share Issuance, and deliver such fully executed and dated instrument of transfer and complete all necessary procedures to effect the Refund of Subscription Price.

Section 8.02Effect of Termination.  In the event of termination of this Agreement, this Agreement shall forthwith become void and of no further force or effect (except for Article 9, which shall survive such termination) and there shall be no liability on the part of any party hereto except that nothing herein shall relieve any party from any liability for Losses for any breach of this Agreement.

ARTICLE 9

MISCELLANEOUS

Section 9.01Notices.  All notices, requests and other communications to any party hereunder shall be in writing (including facsimile transmission and electronic mail (“e-mail”) transmission, so long as a receipt of such e-mail is requested and received) and shall be given, if to the Company, to:

Missfresh Limited
3rd Floor, Block A, Vanke Times Center

No. 9 Wangjing Street

Chaoyang District, Beijing 100016

The People’s Republic of China
Attention: XU Zheng
Email: [REDACTED]

if to the Purchaser, to:

[REDACTED]

Attention: [REDACTED]
Email: [REDACTED]

or such other address or facsimile number as such party may hereafter specify for the purpose by notice to the other parties hereto. All such notices, requests and other communications shall be deemed received on the date of receipt by the recipient thereof if received prior to 11:00 p.m. in the place of receipt and such day is a Business Day in the place of receipt. Otherwise, any such notice, request or communication shall be deemed not to have been received until the next succeeding Business Day in the place of receipt.

Section 9.02Amendments and Waivers.  (a) Any provision of this Agreement may be amended or waived if, but only if, such amendment or waiver is in writing and is signed, in the case of an amendment, by each party to this Agreement, or in the case of a waiver, by the party against whom the waiver is to be effective.

(b)No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by law.

Section 9.03Expenses.  Except as otherwise provided herein, all costs and expenses incurred in connection with this Agreement shall be paid by the party incurring such cost or expense.

Section 9.04Successors and Assigns.  The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns; provided that no party may assign, delegate or otherwise transfer any of its rights or obligations under this Agreement without the consent of each other party hereto.

Section 9.05Governing Law.  This Agreement, the rights and obligations of the parties hereto, and all claims or disputes relating hereto, shall be governed by and construed in accordance with the law of Hong Kong, without regard to the conflicts of law rules thereunder.

Section 9.06Arbitration.  Any dispute, controversy or claim arising out of or relating to this Agreement, including, but not limited to, any question regarding the breach, termination or invalidity thereof shall be finally resolved by arbitration in Hong Kong in accordance with the administered rules (the “Rules”) of the Hong Kong International Arbitration Centre (the “HKIAC”) in force at the time of commencement of the arbitration, which Rules are deemed to be incorporated by reference into this Section. The number of arbitrators shall be three and shall be selected in accordance with the Rules. All selections shall be made within thirty (30) days after the selecting party gives or receives, as the case may be, the demand for arbitration. The seat of the arbitration shall be in Hong Kong and the language to be used shall be English. Any arbitration award shall be (i) in writing and shall contain the reasons for the decision, (ii) final and binding on the parties hereto and (iii) enforceable in any court of competent jurisdiction, and the parties hereto agree to be bound thereby and to act accordingly.

Section 9.07Counterparts; Effectiveness; Third Party Beneficiaries.  This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. Signatures in the form of facsimile or electronically imaged “PDF” shall be deemed to be original signatures for all purposes hereunder. This Agreement shall become effective when each party hereto shall have received a counterpart hereof signed by all of the other parties hereto. Until and unless each party has received a counterpart hereof signed by the other party hereto, this Agreement shall have no effect and no party shall have any right or obligation hereunder (whether by virtue of any other oral or written agreement or other communication). No provision of this Agreement is intended to confer any rights, benefits, remedies, obligations, or liabilities hereunder upon any Person other than the parties hereto and their respective successors and assigns.

Section 9.08Entire Agreement.  This Agreement constitutes the entire agreement between the parties with respect to the subject matter of this Agreement and supersedes all prior agreements and understandings, both oral and written, between the parties with respect to the subject matter of this Agreement.

Section 9.09Severability.  If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other Governmental Authority to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such a determination, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

MISSFRESH LIMITED

By:	/s/ XU Zheng
Name:	XU Zheng
Title:	Chairman of the Board of Directors and Chief Executive Officer

[Signature Page to SPA]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first set forth above.

VIGOROUS GLOBAL CAPITAL INC.

By:	/s/ Allen Sun
Name:	Allen Sun
Title:	Managing Director

[Signature Page to SPA]

Schedule A

INSTRUMENT OF TRANSFER

Company (Name and registered address)	MISSFRESH LIMITED (the “Company”) Registered address: the offices of Maples Corporate Services Limited, P.O. Box 309, Ugland House, Grand Cayman, KY1-1104, Cayman Islands
Subscription Price	The aggregate subscription price is US$12,000,000.
Transferor (Name and registered address)	MISSFRESH LIMITED (the “Transferee”) Registered address: the offices of Maples Corporate Services Limited, P.O. Box 309, Ugland House, Grand Cayman, KY1-1104, Cayman Islands
Transferee (Name and registered address)	Vigorous Global Capital Inc. (the “Transferor”) Registered address: Nerine Chambers, PO Box 905, Road Town, Tortola, British Virgin Islands

Pursuant to a share purchase agreement by and between the Company and Vigorous Global Capital Inc. dated August 2, 2023 (the “Share Purchase Agreement”), the Company as the Transferor hereby transfers the Subscription Price to the Transferee.

MISSFRESH LIMITED

(as Transferor)

By:

Name:	XU Zheng
Title:	Chairman of the Board of Directors and Chief Executive Officer	Date

This instrument of transfer is governed by the laws of the Cayman Islands and the courts of the Cayman Islands have exclusive jurisdiction to hear any decide any action, suit or proceeding which may arise out of this instrument of transfer or its formation.